EXHIBIT 99.2

                         Professional Account Agreement

             This Agreement (this "Agreement") sets forth the terms and conditions on which subsidiaries of THE BEAR STEARNS COMPANIES INC. will open and maintain account(s) in your name and otherwise transact business with you. If these accounts are cash accounts and you have fully paid for all securities therein, the provisions of paragraphs 17 and 18 shall not bind you unless you enter into a margin transaction.

        1. PARTIES. You hereby agree that the parties to this Agreement shall consist of you and each and every subsidiary of THE BEAR STEARNS COMPANIES INC. whether now existing or hereafter created (each such subsidiary being referred to hereinafter as a "Bear Stearns entity" and all such subsidiaries being collectively referred to hereinafter as "Bear Stearns").

        2. APPLICABLE LAWS, RULES AND REGULATIONS. All transactions shall be subject to the applicable laws, rules and regulations of all federal, state and self-regulatory authorities, including, but not limited to, the rules and regulations of the Board of Governors of the Federal Reserve System and the constitution, rules and customs of the exchange or market (and clearing house) where such transactions are executed.

        3. SECURITY INTEREST AND LIEN; REGISTRATION OF SECURITIES. As security for the payment and performance of all of your obligations and liabilities from time to time outstanding to any Bear Stearns entity, whether under this Agreement or otherwise, each Bear Stearns entity shall have a continuing first lien and security interest in (i) all property in which you now have or hereafter acquire an interest which is now or hereafter held by or through any Bear Stearns entity, including, but not limited to, any and all accounts, instruments, documents, contract rights, commodities and commodity futures contracts, commercial paper and other securities, monies, deposit accounts and general intangibles, and (ii) any and all rights, claims or causes of action you may now or hereafter have against any Bear Stearns entity. You hereby acknowledge and agree that all such property of yours held by or through any Bear Stearns entity is held as collateral by such Bear Stearns entity as agent and bailee for itself and all other Bear Stearns entities. You represent that all of the above-described collateral shall at all times be free and clear of all liens, claims and encumbrances of any nature other than the security interest created hereby. In addition, in order to satisfy any of your outstanding liabilities or obligations to any Bear Stearns entity, Bear Stearns may, to the fullest extent permitted by law, at any time in its discretion and without prior notice to you, use, apply or transfer any and all securities or other property (including, without limitation, fully-paid securities and cash). You hereby agree that, except as otherwise specifically agreed in writing, Bear Stearns may register and hold the securities and other property in your accounts in its name or the name of its designee.

        4. DEPOSITS ON TRANSACTIONS. Whenever Bear Stearns, in its sole discretion, considers it necessary in order to assure the due performance of your open contractual commitments, it may require you, and you hereby agree, to deposit cash or collateral immediately in your account(s) prior to any applicable settlement date.

        5. BREACH, BANKRUPTCY OR DEFAULT. Any breach of or default under this Agreement or any other agreement you may have with any Bear Stearns entity, whether heretofore or hereafter entered into, or the filing of a petition or other commencement of a proceeding in bankruptcy or insolvency, or the appointment of a receiver, by or against you or any guarantor, co-signer or other party liable on or providing security for your obligations to any Bear Stearns entity, or the levy of an attachment against your or any such other party's account(s) with any Bear Stearns entity, or your death, mental incompetence or dissolution, or any other grounds for insecurity, as determined by Bear Stearns in its sole discretion (including, without limitation, any indication of your refusal or inability to satisfy promptly any margin call or other deposit requirement hereunder), shall constitute, at Bear Stearns' election, a default by you under any or all agreements you may then have with any Bear Stearns entity, whether heretofore or hereafter entered into. In the event of any such default, each Bear Stearns entity shall have all of the rights of a secured party upon default under the New York Uniform Commercial Code and other applicable laws, rules and regulations, including, without limitation, the right without prior notice to you, to sell any and all property in which you have an interest held by or through any Bear Stearns entity, to buy any or all property which may have been sold short, to exercise any and all options and other rights to accelerate, cancel, terminate, liquidate, close out and net the settlement payments and/or delivery obligations under any or all outstanding transactions and/or to purchase or sell any other securities or property to offset market risk, and to offset any indebtedness you may have (either individually or jointly with others), after which you shall be liable to Bear Stearns for any remaining deficiency, loss, costs or expenses incurred or sustained by Bear Stearns in connection therewith. Such purchases and/or sales may be effected publicly or privately without notice or advertisement in such manner as Bear Stearns may in its sole discretion determine. At any such sale or purchase, any Bear Stearns entity may purchase or sell the property free of any right of redemption.

   In addition, each Bear Stearns entity shall have the right, at any time and from time to time, to set off and otherwise apply any and all amounts owing by such Bear Stearns entity to you or for your account or credit against any and all amounts now or hereafter owing by you to any Bear Stearns entity (including, without limitation, any indebtedness in your accounts), whether matured or unmatured, fixed, contingent or otherwise, and irrespective of whether any Bear Stearns entity shall have made any demand therefor. Bear Stearns agrees to notify you of any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of any such set-off and application.

        6. EXECUTION FEES AND SERVICE CHARGES. You understand that your account(s) will be charged brokerage commissions or mark-ups/mark-downs in connection with the execution of transactions ("Execution Fees") and may be charged certain other fees for custody and other services furnished to you ("Service Fees"). All such fees shall be determined by Bear Stearns unless your account(s) is (are) introduced to Bear Stearns by another broker, in which case all Execution Fees and certain Service Fees shall be determined by such other broker. You further understand that Execution Fees may be changed from time to time without prior notice to you and Service Fees may be changed from time to time upon thirty days' prior written notice to you, and, in each case, you agree to be bound thereby.

        7. TRANSACTION REPORTS AND ACCOUNT STATEMENTS. Reports of the execution of orders and other activity in your account(s) which have been provided or made available to you by 10:00 A.M. shall be conclusive if not objected to by 12:00 NOON (Eastern time) on that day or, if such reports are provided or made available to you after 10:00 A.M., then no later than two hours after such reports have been provided or made available to you; provided, however, that if you are a registered options trader, then by the market opening on the day following trade date. Information contained in monthly statements of account, to the extent not included in an activity report, shall be conclusive if not objected to within fifteen days after such statements have been provided or made available to you.

        8. DEBIT BALANCES; TRUTH-IN-LENDING. You hereby acknowledge receipt of Bear Stearns' Truth-In-Lending disclosure statement. You understand that interest will be charged on any debit balances in your account(s) in accordance with the methods described in such statement or in any amendment or revision thereto which may be provided to you. Any debit balance which is not paid at the close of an interest period will be added to the opening balance for the next interest period.

        9. CLEARANCE ACCOUNTS. If any of your accounts is carried by any Bear Stearns entity as clearing agent for your broker, unless such Bear Stearns entity receives from you prior written notice to the contrary, it may accept from such introducing broker, without any inquiry or investigation, (a) orders for the purchase or sale of securities and other property in your account(s), on margin or otherwise, and (b) any other instructions concerning your account(s) or the property therein.
   You understand and agree that Bear Stearns shall have no responsibility or liability to you for any acts or omissions of your broker, its officers, employees or agents. You agree that your broker and its employees are third-party beneficiaries of this Agreement, and that the terms and conditions hereof, including the arbitration provisions, shall be applicable to all matters between or among any of you, your broker and its employees and Bear Stearns and its employees.

        10. COLLECTION AND OTHER ACCOUNT-RELATED COSTS. You hereby agree to pay, on demand, all reasonable direct and indirect costs, liabilities and damages incurred by Bear Stearns (including, without limitation, costs of collection, attorneys' fees, court costs and other expenses) in connection with (i) enforcing its rights hereunder, (ii) any investigation, litigation or proceeding involving your account or any property therein (including, without limitation, claims to such property by third parties),
   (iii) your use of or access to any Bear Stearns or third-party system, or
   (iv) Bear Stearns acting in reliance upon your instructions or, if your account is introduced to Bear Stearns by another broker, the instructions of such other broker. In each case and whether or not demand has been made therefor, you hereby authorize Bear Stearns to charge your account(s) for any and all such costs, including, without limitation, costs incurred in connection with the liquidation of any property held in your account(s).

        11.  IMPARTIAL LOTTERY ALLOCATION.  You agree that, in the event
   Bear Stearns holds on your behalf securities in its name, in the name of its designee or in bearer form which are called in part, you will participate in the impartial lottery allocation system for such called securities in accordance with the rules of the New York Stock Exchange, Inc. or any other appropriate self-regulatory organization. When any such call is favorable, no allocation will be made to any account in which, to the knowledge of Bear Stearns, any officer, director or employee of Bear Stearns has any financial interest until all other customers have been satisfied on an impartial lottery basis.

        12. WAIVER, ASSIGNMENT AND NOTICES. Neither Bear Stearns' failure to insist at any time upon strict compliance with this Agreement or with any of the terms hereof nor any continued course of such conduct on its part shall constitute or be considered a waiver by Bear Stearns of any of its rights or privileges hereunder. Any assignment of your rights and obligations hereunder or your interest in any property held by or through Bear Stearns without obtaining the prior written consent of an authorized representative of Bear Stearns shall be null and void. Each Bear Stearns entity reserves the right to assign any of its rights or obligations hereunder to any other Bear Stearns entity without prior notice to you. Notices and other communications (including, without limitation, margin calls) delivered, faxed, sent by express delivery service or mailed to the address provided by you shall, until Bear Stearns has received notice in writing of a different address, be deemed to have been personally delivered to you. Margin calls may also be communicated orally, without subsequent written confirmation.

        13. FREE CREDIT BALANCES. You hereby authorize Bear Stearns to use any free credit balance awaiting investment or reinvestment in your account(s) in accordance with all applicable rules and regulations and to pay interest thereon at such rate or rates and under such conditions as are established from time to time by Bear Stearns for such account(s) and for the amounts of cash so used.

        14. RESTRICTIONS ON ACCOUNT. You understand that Bear Stearns, in its sole discretion, may restrict or prohibit trading of securities or other property in your account(s) and may terminate your account(s), and you shall nevertheless remain liable for all of your obligations to Bear Stearns under this Agreement or otherwise.

        15.  CREDIT INFORMATION AND INVESTIGATION.  You authorize
   Bear Stearns and, if applicable, your introducing broker, in its or their discretion, at any time and from time to time, to make or obtain reports concerning your credit standing and business conduct. You may make a written request for a description of the nature and scope of the reports made or obtained by Bear Stearns and the same will be provided to you within a reasonable period of time.

        16. SHORT AND LONG SALES. In placing any sell order for a short account, you will designate the order as such and hereby authorize
   Bear Stearns to mark the order as being "short." In placing any sell order for a long account, you will designate the order as such and hereby authorize Bear Stearns to mark the order as being "long." The designation of a sell order as being for a long account shall constitute a representation that you own the security with respect to which the order has been placed, that such security is not restricted under Rules 144 and 145 under the Securities Act of 1933 or any other applicable law, rule or regulation and, as such, may be sold without restriction in the open market and that, if Bear Stearns does not have the security in its possession at the time you place the order, you shall deliver the security by settlement date in good deliverable form or pay to Bear Stearns any losses and expenses it may incur or sustain as a result of your failure to make delivery on a timely basis.

        17. MARGIN AND OTHER COLLATERAL REQUIREMENTS. You hereby agree to deposit and maintain such margin in your margin accounts, if any, as Bear Stearns may in its sole discretion require, and you agree to pay forthwith on demand any debit balance owing with respect to any of your margin accounts. In addition, you further agree to deposit promptly and maintain such other collateral with Bear Stearns as is required by any other agreement or open transaction you may have with any Bear Stearns entity. Upon your failure to make any such payment or deposit, or if at any time Bear Stearns, in its sole discretion, deems it necessary for its protection whether with or without prior demand, call or notice, Bear Stearns shall be entitled to exercise all rights and remedies provided in paragraphs 3 and 29 hereof. No demands, calls, tenders or notices that Bear Stearns may have made or given in the past in any one or more instances shall invalidate your waiver of the requirement to make or give the same in the future. You further acknowledge and agree that any positions in your margin account(s) shall be deemed "securities contracts" without the meaning of Sections 555 and 741(7) of the U.S. Bankruptcy Code and any successors thereto. Unless you advise Bear Stearns in writing to the contrary, you represent that you are not an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any security held in any of your accounts.

        18. CONSENT TO LOAN OR PLEDGE OF SECURITIES IN MARGIN ACCOUNTS. Within the limits of applicable law and regulations, you hereby authorize Bear Stearns to lend either to itself or to others any securities held by Bear Stearns in any of your margin accounts, to convey therewith all attendant rights of ownership (including voting rights) and to use all such property as collateral for its general loans. Any such property, together with all attendant rights of ownership, may be pledged, repledged, hypothecated or rehypothecated either separately or in common with other property for any amounts due to Bear Stearns thereon or for a greater sum, and Bear Stearns shall have no obligation to retain a like amount of similar property in its possession and control. You hereby acknowledge that, as a result of such activities, Bear Stearns may receive and retain certain benefits to which you will not be entitled. In certain circumstances, such loans may limit, in whole or in part, your ability to exercise voting and other attendant rights of ownership with respect to the loaned or pledged securities.

        19. GIVE-UPS; FREE DELIVERIES. In the event (i) your orders are not executed by Bear Stearns and you give up Bear Stearns' name for clearance and/or settlement, or (ii) you require Bear Stearns to make a free delivery of cash or securities in connection with the settlement of such orders, the following terms and conditions shall apply:

             a. You agree that you will only execute bona-fide orders, and if required for settlement, you will request a free delivery of cash or securities only when you have reasonable grounds to believe that the contra-party and the broker who executed your order have the financial capability to complete any contemplated transaction;

             b. Bear Stearns reserves the right at any time to place a limit (of either dollars or number of securities) on the size of transactions that Bear Stearns will accept for clearance. If, after you have received notice of such limitation, you execute an order in excess of the limit established by Bear Stearns, Bear Stearns shall have the right, exercisable in its sole discretion, to decline to accept the transaction for clearance and settlement. In the event any claim is asserted against Bear Stearns by the broker who executed your order because of such action by Bear Stearns, you agree to indemnify and hold Bear Stearns harmless from any loss, liability, damage, claim, cost or expense (including, but not limited to, fees and expenses of legal counsel) arising directly or indirectly therefrom; and

             c. Bear Stearns will, on a best-efforts basis, attempt to clear such transactions within a reasonable period of time and utilize the same procedures it utilizes when clearing transactions executed by it. Notwithstanding Paragraph 7 or any other provision herein to the contrary, Bear Stearns shall have the right but not the obligation to take action at any time in its sole discretion to correct errors in such transactions. You hereby agree to release, indemnify and hold harmless Bear Stearns from all loss, liability, damage, claim, cost or expense (including, but not limited to, fees and expenses of legal counsel) arising out of or incurred in connection with your failure or the failure of the broker who executed your order to settle the transaction, to return any free delivery upon demand, or to object to any information provided or made available to you under Paragraph 7 hereof, and Bear Stearns shall have no liability whatsoever to you in any such circumstance.

        20.     PRIME BROKERAGE SERVICES.

             a. Prior to the commencement of any prime brokerage activity, Bear Stearns will enter into an agreement with your executing broker(s) that will set forth the terms and conditions under which your executing broker(s) will be authorized to accept orders from you for settlement by Bear Stearns (the "Prime Brokerage Agreement"). Bear Stearns will accept for clearance and settlement trades executed on your behalf by such executing broker(s) as you may designate from time to time. On the day following each such transaction, Bear Stearns will send you a notification of each trade placed with your executing broker for settlement by us based upon the information provided by you or your agent.

             b. Bear Stearns shall be responsible for settling trades executed on your behalf by your executing broker(s) and reported to Bear Stearns by you and your executing broker(s), provided that you have reported to Bear Stearns on trade date, by the time designated to you by Bear Stearns, all the details of such trades including, but not limited to, the contract amount, the security involved, the number of shares or the number of units and whether the transaction was a long or short sale or a purchase, and further provided, that Bear Stearns has either affirmed or not "OK'd" ("indicated it does not know") and has not subsequently disaffirmed such trades. In the event that Bear Stearns determines not to settle a trade, Bear Stearns shall not have settlement responsibility for such trade and shall, instead, send you a cancellation notification to offset the notification sent to you under subparagraph (a) of this Paragraph. You shall be solely responsible and liable to your executing broker(s) for settling such trade. In addition, Bear Stearns may be required to cease providing prime brokerage services to you in accordance with the Prime Brokerage Agreement.

             c. In the event of (i) the filing of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver by or against your executing broker, (ii) the termination of your executing broker's registration and the cessation of business by it as a broker-dealer, or (iii) your executing broker's failure, inability or refusal, for any reason whatsoever or for no reason at all, to settle a trade, if Bear Stearns agrees to settle any trades executed on your behalf by such executing broker, regardless whether Bear Stearns either affirmed or did not OK and did not disaffirm such trades, you shall be solely responsible and liable to Bear Stearns for any losses arising out of or incurred in connection with Bear Stearns' agreement to settle such trades.

             d. You shall maintain in your account with Bear Stearns such minimum net equity in cash or securities as Bear Stearns, in its sole discretion, may require, from time to time (the "Bear Stearns Net Equity Requirements"), which shall in no event be less than the minimum net equity required by the SEC Letter, as defined in subparagraph (g) of this Paragraph (the "SEC Net Equity Requirements"). In the event your account falls below the SEC Net Equity Requirements, you hereby authorize Bear Stearns to notify promptly all executing brokers with whom it has a Prime Brokerage Agreement on your behalf of such event. Moreover, if you fail to restore your account to compliance with the SEC Net Equity Requirements within the time specified in the SEC Letter, Bear Stearns shall (i) notify all such executing brokers that Bear Stearns is no longer acting as your prime broker and (ii) either not affirm or "OK" ("indicate that it does not know") all prime brokerage transactions on your behalf with trade date after the business day on which such notification was sent. In the event either (i) your account falls below the Bear Stearns Net Equity Requirements, (ii) Bear Stearns determines that there would not be enough cash in your account to settle such transactions or that a maintenance margin call may be required as a result of settling such transactions, or (iii) Bear Stearns determines that the continuation of prime brokerage services to you presents an unacceptable risk to Bear Stearns taking into consideration all the facts and circumstances, Bear Stearns may disaffirm all your prime brokerage transactions and/or cease to act as your prime broker.

             e. If you have instructed your executing broker(s) to send confirmations to you in care of Bear Stearns, as your prime broker, the confirmation sent by such executing broker is available to you promptly from Bear Stearns, at no additional charge.

             f. If your account is managed on a discretionary basis, you hereby acknowledge that your prime brokerage transactions may be aggregated with those of other accounts of your advisor, according to your advisor's instructions, for execution by your executing broker(s) in a single bulk trade and for settlement in bulk by Bear Stearns. You hereby authorize Bear Stearns to disclose your name, address and tax I.D. number to your executing broker(s). In the event any trade is disaffirmed, as soon as practicable thereafter, Bear Stearns shall supply your executing broker(s) with the allocation of the bulk trade, based upon information provided by your advisor.

             g. The prime brokerage services hereunder shall be provided in a manner not inconsistent with the no-action letter dated January 25, 1994 issued by the Division of Market Regulation of the Securities and Exchange Commission (the "SEC Letter"), and any supplements or amendments thereto.

        21. LEGALLY BINDING. You hereby agree that this Agreement and all of the terms hereof shall be binding upon you and your estate, heirs, executors, administrators, personal representatives, successors and assigns. You further agree that all purchases and sales shall be for your account(s) in accordance with your oral or written instructions. You hereby waive any and all defenses that any such oral instruction was not in writing as may be required by any applicable law, rule or regulation.

        22. AMENDMENT. You agree that Bear Stearns may modify the terms of this Agreement at any time upon prior written notice to you. By continuing to accept services from Bear Stearns thereafter, you will have indicated your acceptance of any such modification. If you do not accept such modification, you must notify Bear Stearns in writing; your account may then be terminated by Bear Stearns, after which you will remain liable to Bear Stearns for all outstanding liabilities and obligations. Otherwise, this Agreement may not be modified absent a written instrument signed by an authorized representative of Bear Stearns.

        23. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK AND SHALL BE CONSTRUED, AND THE CONTRACTUAL AND ALL OTHER RIGHTS AND LIABILITIES OF THE PARTIES DETERMINED, IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CONFLICTS OF LAW PRINCIPLES THEREOF.

        24. ARBITRATION. You agree that controversies arising between you and your introducing broker and/or Bear Stearns, and any of your or their control persons, predecessors, subsidiaries, affiliates, successors, assigns and employees, shall be determined by arbitration.

                With respect to the resolution of any such controversy, you further acknowledge that:

        Arbitration is final and binding on the parties.

             Except as otherwise provided herein, the parties are waiving their right to seek remedies in court, including the right to jury trial.

             Pre-arbitration discovery is generally more limited than and different from court proceedings.

             The arbitrators' award is not required to include factual
                findings or legal reasoning and any party's right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

             The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

             No person shall bring a putative or certified class action to arbitration nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action or who is a member of a putative class who has not opted out of the class with respect to any claims encompassed by the putative class action until (i) the class certification is denied; (ii) the class is decertified; or
                (iii) the customer is excluded from the class by the court. Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

             Any arbitration under this Agreement shall be held at the
                Facilities and before an arbitration panel appointed by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. or the National Association of Securities Dealers, Inc., or, if the transaction which gives rise to such controversy is effected in another United States market which provides arbitration facilities, before such other facilities. You may elect one of the foregoing forums for arbitration, but if you fail to make such election by registered mail or telegram addressed to Bear Stearns Securities Corp., 245 Park Avenue, New York, New York 10167, Attention: Chief Legal Officer (or any other address of which you are advised in writing), before the expiration of ten days after receipt of a written request from Bear Stearns to make such election, then
                Bear Stearns may make such election. For any arbitration solely between you and a broker for which Bear Stearns acts as clearing agent, such election shall be made by registered mail to such broker at its principal place of business. The award of the arbitrators, or of a majority of them, shall be final and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction.

           25. SEVERABILITY. If and to the extent any term or provision herein is or should become invalid or unenforceable under any present or future law, rule or regulation of any sovereign government or regulatory body having jurisdiction over the subject matter of this Agreement, then
   (i) the remaining terms and provisions hereof shall be unimpaired and remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term or provision.

           26. EXTRAORDINARY EVENTS. Bear Stearns shall not be liable for losses caused directly or indirectly by government restrictions, exchange or market rulings, suspension of trading, war, strikes or other conditions beyond its control.

           27. HEADINGS. The headings of the provisions hereof are for ease of reference only and shall not affect the interpretation or application of this Agreement or in any way modify or qualify any of the rights provided for hereunder.

           28. TELEPHONE CONVERSATIONS. For the protection of both you and Bear Stearns, and as a tool to correct misunderstandings, you hereby authorize Bear Stearns, at Bear Stearns' discretion and without prior notice to you, to monitor and/or record any or all telephone conversations or electronic communications between you and Bear Stearns or any of Bear Stearns' employees or agents. You acknowledge that Bear Stearns may determine not to make or keep any of such recordings and that such determination shall not in any way affect any party's rights.

           29. CUMULATIVE RIGHTS; ENTIRE AGREEMENT. The rights of each Bear Stearns entity set forth in this Agreement and in each other agreement you may have with any Bear Stearns entity, whether heretofore or hereafter entered into, are cumulative and in addition to any other rights and remedies that any Bear Stearns entity may have and shall supersede any limitation on or any requirement for the exercise of such rights and remedies that is inconsistent with the terms of this or any other such agreement (including, without limitation, any requirement that time elapse or notice or demand be given prior to the exercise of remedies). The provisions of this Agreement shall supersede any inconsistent provisions of any other agreement heretofore or hereafter entered into by you and any Bear Stearns entity to the extent that the subject matter thereof is dealt with in this Agreement and the provisions of such other agreement would deny any Bear Stearns entity any benefit or protection afforded to it under this Agreement. You hereby appoint Bear Stearns as your agent and attorney-in-fact to take any action (including, but not limited to, the filing of financing statements) necessary or desirable to perfect and protect the security interest granted in Paragraph 3 hereof or to otherwise accomplish the purposes of this Agreement. Except as set forth above, this Agreement represents the entire agreement and understanding between you and Bear Stearns concerning the subject matter hereof.

           30. CAPACITY TO CONTRACT; AFFILIATIONS. You represent that you are of legal age and that, unless you have notified Bear Stearns to the contrary, neither you nor any member of your immediate family is (i) an employee or member of any exchange, (ii) an employee or member of the National Association of Securities Dealers, Inc., (iii) an individual or an employee of any corporation or firm engaged in the business of dealing, as broker or principal, in securities, options or futures, or (iv) an employee of any bank, trust company or insurance company. If the undersigned is signing on behalf of others, the undersigned hereby represents that the person(s) or entity(ies) on whose behalf it is signing is/are authorized to enter into this Agreement and that the undersigned is duly authorized to sign this Agreement and make the representations contained herein in the name and on behalf of such other person(s) or entity(ies). You hereby authorize Bear Stearns to accept faxed copies of this or any other document or instruction as if it were the original and further to accept signatures on said faxes as if they were original.

             (All Accounts, Please Complete This Information and Sign on the Following Page as Appropriate.)

             THIS AGREEMENT is dated as of July 7, 1997

                                     LaSalle Financial Partners, L.P.
                                     (Name of Account Owner)
                                     350 E. Michigan Avenue   Suite 500
                                     (Street Address)
                                     Kalamazoo, MI 49007
                                     (City, State, Zip Code + 4)

             By signing this Agreement, you acknowledge that:

   1. The Securities in your margin account(s) and any securities for which you have not fully paid, together with all attendant ownership rights, may be loaned to Bear Stearns or to others; and

   2.   You have received a copy of this Agreement.

   This Agreement contains a pre-dispute arbitration clause at Paragraph 24.

   If Account is Owned by a Partnership:

                                    Signature of Partnership:
                                    LaSalle Financial Partners, L.P.
                                     (Signed or Printed Name of Partnership;
                                    Must Be Same as "Account Owner" on
                                    Previous Page)

                                    By:    Richard J. Nelson, President
                                           LaSalle Capital Management, Inc.
                                           (Authorized Signatory of
                                           General Partner)

                                    Print Name:
                                    Talman Financial, Inc.
                                    (Printed Name and Title of Signatory or
                                    Name of GP if General Partner is itself a Partnership)

                                    By:
                                    Authorized Signatory and Title of GP if
                                    General Partner is itself a Partnership;
                                    otherwise, blank)

                                 If Account is Owned by a Corporation or LLC:
                                 Account Name:
                                  _______________________________________
                                    (Signed or Printed Name of Company;
                                    Must Be Same as "Account Owner" on
                                    Previous Page)

                                    By
                                    (Authorized Signature)
                                    Print Name:
                                    _______________________________________
                                     (Printed Name and Title of Signatory or

                                    Name of GP if General Partner is itself a Partnership)

                                    By
                                    (Authorized Signatory and Title of GP if
                                    above signer is itself a Partnership;
                                    otherwise, blank)
                                    Accepted and Agreed To:
                                    ___________________________________
                                    For the Bear Stearns Companies Inc. and
                                    its Subsidiaries

                                                      __________________
                                                      (Account Number)

                        PARTNERSHIP ACCOUNT AGREEMENT


    To: Bear Stearns Securities Corp.
        One Metrotech Center North
        Brooklyn, New York  11201

                In connection with your carrying a partnership account (which may be a joint venture) in the name of ____________________________, a duly organized partnership or joint venture (referred to herein as the "Partnership") of which each of the following persons is a General Partner:


   (Print Name(s) of General Partner(s)) (Signature(s) of General Partner(s))

    Talman Financial, Inc.               ____________________________________
    ________________________________     Peter T. Kross, President

    LaSalle Capital Management, Inc.     ____________________________________
    ________________________________     Richard J. Nelson, President
    ________________________________     ____________________________________

    (attach additional pages hereto if necessary)

    by signing above, each General Partner hereby confirms that such person has unlimited liability for the obligations of the Partnership and each and every General Partner shall have authority on behalf of the Partnership to establish and maintain one or more accounts which may be margin accounts with Bear Stearns Securities Corp. ("Bear Stearns Securities") for the purpose of purchasing, investing in, or otherwise acquiring, selling (including short sales), possessing, transferring, exchanging, pledging, financing, engaging in repurchase or reverse repurchase transactions or otherwise disposing of, or realizing upon, and generally dealing in and with (a) any and all forms of securities including, but not by way of limitation of, shares, stocks, listed or OTC options, bonds, debentures, notes, scrip, participation certificates, rights to subscribe, option warrants, certificates of deposit, mortgages, GNMAs, FHLMCs, FNMAs, privately issued mortgage pass through certificates, multi family project loans insured by the Federal Housing Administration, forward contracts, standby contracts, choses in action, evidences of indebtedness, commercial paper, certificates of indebtedness and certificates of interest of any and every kind and nature whatsoever, secured or unsecured, whether represented by trust, participating and/or other certificates or otherwise; and (b) any and all commodities, commodity futures contracts, commodity options and options on commodity futures.

          The authority hereby conferred and the representations herein made shall remain in effect until written notice to the contrary is received by Bear Stearns Securities and shall inure to the benefit of Bear Stearns Securities, its controlling persons, successors and assigns.

          Bear Stearns Securities is instructed to direct all notices or communications including demands, notices, confirmations, reports and statements of account, for the Partnership in connection with the Partnership account as follows:


                              Name:    LaSalle Financial Partners, L.P.

                                       __________________________________
                                       By:  /s/ Richard J. Nelson
                                      (Signature of General Partner)

                              Address: 350 E. Michigan Ave.
                                       Suite 500
                                       Kalamazoo, MI 49007

                              Date:    July 7, 1997